Exhibit 99.1

Investor Contact	Media Contact
Thomas Redington	Matthew Cossolotto
Redington, Inc.	Ovations International, Inc.
Phone: 203-222-7399	Phone: 914-245-9721
Email: tredington@redingtoninc.com	Email: matthew@ovations.com

VAN CHU ASSUMES CEO POST AT DIGITAL ANGEL CORPORATION

SO ST. PAUL, MN NOV 7 – Digital Angel Corporation (AMEX:  DOC), majority owned by Applied Digital Solutions, Inc. (Nasdaq: ADSX), today announced that Van Chu has assumed responsibilities of CEO of Digital Angel Corp. effective immediately, replacing Kevin McLaughlin, who had served as interim CEO since September.

Mr. Chu has over 25 years of experience in the information technology industry. He was chairman and CEO of Octocom Systems, a manufacturer of data communications equipment sold in 160 countries and used by major service providers such as Swedish PTT, Italian PTT and Nippon Telecom (Japan). Under Mr. Chu’s leadership, Octocom grew to over $40 million in annual sales, was named “Small Business of the Year” in 1989 by the Greater Boston Chamber of Commerce and subsequently became part of Cisco Systems.

After earning a Bachelor of Science degree with honors in Physics and Electronics from the University of Melbourne in Australia, he received master’s degrees in Engineering and Business from Boston University.

About Digital Angel Corporation

Digital Angel TM technology represents the first-ever combination of advanced sensors and Web-enabled wireless telecommunications linked to Global Positioning Systems (GPS).  By utilizing advanced sensor capabilities, Digital Angel is able to monitor key functions - such as ambient temperature and physical movement - and transmit that data, along with accurate emergency location information, to a ground station or monitoring facility. The Company also invented, manufactures and markets implantable identification microchips the size of a grain of rice for use in humans, companion pets, fish and livestock.  Digital Angel Corp. owns the patents for its inventions in all applications of the implantable microchip technology for humans and animals.  On March 27, 2002, Digital Angel Corporation completed a merger with Medical Advisory Systems, Inc., which for two decades has operated a 24/7, physician-staffed response center in Owings, Maryland.  Applied Digital Solutions,

Inc. (Nasdaq: ADSX) is the majority owner of the company.  For more information about Digital Angel Corp., visit www.DigitalAngelCorp.com.

Statements about the company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the company’s actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.